EXHIBIT 10.28

SEPARATION AGREEMENT

FOR AND IN CONSIDERATION of the mutual promises, covenants and agreements made in this agreement (this “Agreement”) by and between JOSEPH S. ZAKRZEWSKI (“Employee”, a term which includes Employee himself, Employee’s spouse, and all assigns, heirs, and successors in interest) and RELIANT PHARMACEUTICALS, INC. (“Reliant”, a term which for the purposes of this Agreement includes Reliant, any and all parent, subsidiary, and affiliate corporations), the parties agree as follows:

1.                                                              Termination of Employment

Employee’s employment with Reliant will terminate effective at 12:01 am on April 30, 2007 (“Termination Date”), whereupon all benefits and privileges related thereto will cease, except as expressly set forth herein.

2.                                                              No Admissions

Reliant and Employee agree that the entry of the parties into this Agreement, and the agreements contained herein, are not and shall not be construed to be an admission of liability on the part of any party hereto or any parties hereby released or held harmless.

3.                                                              Adequacy of Consideration

The parties agree that Reliant has no obligation to Employee to make the payments or arrangements set forth herein independent of this Agreement.  The parties further acknowledge the adequacy of the “additional consideration” provided herein by each to the other, that this is a legally binding document, and that they intend to comply with and be faithful to its terms.  Employee acknowledges that he has received payment for all salary and reimbursement for all reimbursable business expenses accrued and payable through the date that this Agreement is executed by Employee (other than reasonable and documented business expenses incurred in the ordinary course of business by Employee through the Termination Date, all of which will be submitted to Reliant by Employee within ten (10) days following the Termination Date and shall be reimbursed by Reliant in accordance with Reliant’s regular expense reimbursement practices), and except for the payments under this Agreement, or benefits in which he is vested under Reliant’s employee benefit plans, and that he has received all amounts to which he is otherwise entitled.

4.                                                              Payments to Employee

In partial consideration for the promises of Employee set forth herein, Reliant agrees to pay Employee the amounts set forth in Sections 4(a), 4(b), 4(c) and 4(d) below subject to and on the terms described in this Section 4:

Initials:	Initials:

a.               Five Hundred Thousand Dollars and No Cents ($500,000.00) to be paid over a twelve (12 month period in twenty four (24) equal installments of Twenty Thousand Eight Hundred Thirty Three Dollars and 33/100 ($20,833.33) beginning with the first regularly scheduled pay period following the Termination Date and continuing thereafter on each subsequently scheduled pay period until paid in full.

b.              Three Hundred Fifty Thousand Dollars and No Cents ($350,000.00) to be paid in two equal installments of One Hundred Seventy Five Thousand Dollars and No Cents ($175,000.00) each, with the first installment payable on May 15, 2007 and the second installment payable in August 1, 2007.

c.               One Hundred Fifteen Thousand Dollars and No Cents ($115,000.00) to be paid in one lump sum payment no later than March 15, 2008.

d.              All accrued and unpaid salary through the Termination Date and Eleven Thousand Five Hundred Thirty Eight Dollars and No Cents ($11,538.00) representing accrued and unused CTO days as of the Termination Date to be paid in accordance with Reliant’s normal payroll processes.

e.               The payments made pursuant to this Section 4, (i) shall be reduced by statutorily required deductions, (ii) shall be made in accordance with Reliant’s normal payroll practices and (iii) are contingent upon execution and delivery by Employee to the Company of a letter substantially in the form of Exhibit A attached hereto on a date that is after the Termination Date but prior to the last business day of May 2007.

f.                 Reliant will make the above-described payments to Employee notwithstanding any set-off agreements which may have previously existed between Reliant and Employee and regardless of whether he obtains any employment or income from any other source after the Termination Date.

g.              The payments made pursuant to this Section 4 shall not be matched by Reliant or otherwise considered compensation to Employee for purposes of Reliant’s 401(k) or other benefit plans.

h.              Other than as set forth herein, Reliant is not obligated to pay Employee any other compensation.

i.                  Reliant shall not be obligated to make any of the payments set forth herein if Employee breaches this Agreement in any material way or revokes this Agreement pursuant to Section 28 herein.  If Employee materially breaches the provisions of Sections 6, 7, 10 or 11 of this Agreement or the sections of the Offer Letter (as defined below) that are listed in Section 24 hereof, Employee shall be obligated to repay Reliant all amounts paid under this Section 4, other than $100 thereof.

Initials:	Initials:

j.                  Employee’s right (and the right of his heirs and personal representatives, if applicable) to receive payments pursuant to this Agreement shall not be affected by (i) the death, disability or incapacity of Employee prior to the Termination Date, or (ii) the involuntary termination of Employee’s employment with Reliant prior to the Termination Date (unless Employee materially breaches the terms of this Agreement).

5.                                                              Other Benefits

In further consideration for the promises of Employee set forth herein, Reliant agrees as follows:

a.               Reliant shall continue to provide to Employee and his dependents medical and dental coverage under Reliant’s group plan subject to the terms of the applicable policies that Reliant may have in place from time to time, all at no cost to Employee. Reliant’s obligation to provide such coverage shall expire on the earlier of (i) April 30, 2008 and (ii) the date Employee becomes covered under any other primary health plan or policy.  Reliant shall make all premium payments on behalf of Employee and his dependants directly to the insurance provider.  Upon expiration of Reliant’s obligation under (i) above, Employee shall be entitled to elect to continue medical and/or dental insurance coverage under Reliant’s group plan then in effect at the time at his own expense pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

b.              As of the Termination Date, Employee will have a total of (i) 150,000 vested options to purchase Reliant common stock (the “Vested Options”), all of which have an exercise price of $20.00/share and (ii) 1,250 vested shares of restricted stock.  All of Employee’s options and shares of restricted stock shall continue to be governed by the Reliant Pharmaceuticals, Inc. 2004 Equity Incentive Plan (as amended), and the agreements pursuant to which such options and restricted stock was granted, except as otherwise provided in this Agreement.  In accordance with such Plan and relevant agreements, (i) all of Employee’s unvested options (150,000) shall terminate effective as of the Termination Date and (ii) all of Employee’s unvested shares of restricted stock (3,750) shall be forfeited on the Termination Date.  In the event that Reliant certificates shares of restricted stock issued to employees, the Company will use commercially reasonable efforts to deliver certificates to Employee for his vested shares of restricted stock.

c.               Reliant hereby amends the Vested Options held by Employee as follows:

i.                  The exercise period for Fifty Thousand (50,000) of the Vested Options shall be amended to be exercisable at any time during the remainder of their ten (10) year term, and shall not expire if unexercised after 30 days of the Termination Date.

ii.               The exercise period for One Hundred Thousand (100,000) of the Vested Options shall be extended and shall not expire if unexercised after 30 days of the Termination Date as follows:

i.                  Twenty-Five Thousand (25,000) of the Vested Options must be exercised,

Initials:	Initials:

if at all, on or after January 1, 2008 but on or before December 31, 2008, and if such Vested Options are not exercised by December 31, 2008, they shall expire on December 31, 2008 and shall no longer be exercisable;

ii.               Twenty-Five Thousand (25,000) of the Vested Options must be exercised, if at all, on or after January 1, 2009 but on or before December 31, 2009, and if such Vested Options are not exercised by December 31, 2009, they shall expire on December 31, 2009 and shall no longer be exercisable;

iii.            Twenty-Five Thousand (25,000) of the Vested Options must be exercised, if at all, on or after January 1, 2010 but on or before December 31, 2010, and if such Vested Options are not exercised by December 31, 2010, they shall expire on December 31, 2010 and shall no longer be exercisable; and

iv.           Twenty-Five Thousand (25,000) of the Vested Options must be exercised, if at all, on or after January 1, 2011 but on or before December 31, 2011, and if such Vested Options are not exercised by December 31, 2011, they shall expire on December 31, 2011 and shall no longer be exercisable.

Notwithstanding the foregoing, if applicable law, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission, precludes Employee from exercising any Vested Options as of the day such Vested Option would otherwise expire (“Blackout Period”), Employee may exercise such Vested Options within thirty (30) days after the end of the Blackout Period.  Reliant represents and warrants that it has taken all corporate action necessary to effectuate the amendment of the Vested Options described herein.

d.              Except as expressly set forth in this Agreement, nothing in this Agreement is intended to accelerate, alter or reduce any other vested or accrued benefits (if any) to which Employee may be entitled under Reliant’s 401(k) Plan or any other employee benefit plan in which the employee participates.

e.               In the event that Employee materially breaches any of the provisions of this Agreement, then (i) Employee’s entitlements under Section 5(a) shall terminate and be of no force and effect, and (ii) all vested and unexercised options then held by Employee shall automatically terminate and no longer be exercisable.

f.                 Reliant will not oppose Employee’s efforts to obtain unemployment benefits so long as Employee is in compliance with the terms of this Agreement and his other obligations to Reliant; provided that the foregoing shall in no way prevent Reliant from responding truthfully to inquiries from or investigations by governmental authorities with respect to Employee’s application for such unemployment (or similar) benefits.

Initials:	Initials:

6.                                                              Full Release of All Claims

In consideration for the undertakings and promises of Reliant set forth in this Agreement, Employee unconditionally releases, discharges, and holds harmless Reliant, its officers, directors, shareholders, employees, agents, attorneys, suppliers and contractors (herein collectively referred to as “Releasees”), from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively referred to as “Claims”), that Employee had, has, or might claim to have against Releasees at the time Employee executes this Agreement (other than Claims brought by Employee against Reliant for breach of this Agreement), including but not limited to any and all claims:

a.               arising from Employee’s employment, pay, bonuses, commissions, vacation, sick leave, stock options, or any other Employee benefits, and other terms and conditions of employment or employment practices of Reliant other than Claims with respect to any vested or accrued benefits under any employee benefit plan in which Employee participated;

b.              relating to the termination of Employee’s employment with Reliant, the surrounding circumstances thereof, or any communications about the termination of Employee’s employment;

c.               relating to payment of any attorney’s fees for Employee;

d.              based on discrimination on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act, COBRA, the Employee Retirement Income Security Act of 1974, the New Jersey Law Against Discrimination, the Family Medical Leave Act, the Uniformed Services and Redeployment Rights Act of 1994, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination laws;

e.               based on any contract, tort, whistleblower, personal injury, or wrongful discharge theory; and

f.                 based on any other federal, state or local constitution, regulation, law (statutory or common), or legal theory.

Initials:	Initials:

7.             Covenant Not to Sue or Accept Recovery; No Prior Assignment

Employee covenants not to sue Reliant or any Releasees on account of any Claim released hereby.  Employee further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.  Employee represents and warrants that he has not assigned or transferred, in any manner, including by subrogation or operation of law, any portion of any claim, action, complaint, charge or suit encompassed by the releases set forth in this Agreement.

8.                                                              On The Job Illness or Injury At The Time of Execution

Employee has no knowledge or claim of any condition, symptom or events that could give rise to or be the result of any on the job illness or injury.

9.                                                              Return of Property

Employee agrees that he has not removed any Reliant property from Reliant’s premises, except as authorized by Reliant in writing, or that Employee will return all of Reliant’s property immediately upon the execution of this Agreement; provided that Employee may retain his Company issued Blackberry and laptop computer until the Termination Date (when such items will be returned to the Company).  Such property includes, but is not limited to, the original and any copies of any confidential information or trade secrets, all Reliant-issued vehicles, computers, PDA’s keys, pass cards, customer lists, files, brochures, documents or computer disks or printouts, equipment and any other item relating to Reliant and its business.  Further, Employee agrees that he has not taken, procured, or copied any property of Reliant on or after the Termination Date.

10.                                                       Cooperation in Legal Matters

In consideration for the promises and payments by Reliant pursuant to this Agreement, at the request of Reliant, Employee agrees to provide reasonable cooperation with respect to legal matters involving Releasees about which Employee has or may have personal knowledge (other than Employee termination or any other claim he may bring against Releasees), including any such matters which may arise after the termination of Employee employment.  Reliant will reimburse Employee for properly documented out-of-pocket expenses, including, reasonable attorney’s fees, actually incurred by Employee in providing such requested cooperation, but only to the extent such expense are approved in writing and in advance by Reliant.

11.                                                       Cooperation in Professional Transition of Business Affairs

In consideration for the promises and payments by Reliant pursuant to this Agreement, Employee agrees, for a period of six (6) months after the Termination Date, to provide

Initials:	Initials:

reasonable cooperation in the professional transition of those matters for which he was responsible and involved in during Employee’s employment with Reliant; provided, however, that Employee shall not be obligated to provide more than five (5) hours of assistance per week.

12.                                                       No Interest in Reinstatement

Employee hereby acknowledges that Employee has no interest in reinstatement, reemployment or employment with Reliant, and Employee forever waives any interest in or claim of right to any future employment by Reliant.  Employee further covenants not to apply for future employment with Reliant.

13.                                                       Confidentiality Regarding This Agreement

Except as otherwise expressly provided in this Section 13, the parties agree that the terms and conditions of this Agreement are and shall be deemed to be confidential and hereafter shall not be disclosed to any other person or entity.  The only disclosures excepted by this Section 13 are (a) as may be required by law; (b) the parties may tell prospective employers the dates of Employee’s employment, positions held, evaluations received, Employee’s duties and responsibilities and salary history with Reliant; (c) the parties may disclose the terms and conditions of this Agreement to their attorneys, accountants and/or tax advisors; (d) Reliant may disclose this Agreement, its terms and conditions to financing sources, investment bankers, advisors to such persons and in connection with an organic transaction; provided that the receiving party is subject to an obligation of confidentiality and (e) the parties may disclose the terms and conditions of this Agreement to their respective spouses, if any, provided, however, that Employee makes Employee’s spouse aware of the confidentiality provisions of this paragraph and Employee’s spouse agrees to keep the terms of this Agreement confidential.

14.                                                       Resignations

Employee hereby resigns as of the Termination Date as an officer of Reliant and each of its subsidiaries.

15.                                                       Assignment

This Agreement shall be binding upon Employee and shall not be subject to assignment or delegation by Employee without Reliant’s express written consent.  This Agreement shall likewise be binding upon Reliant and its successors and assigns, and shall be subject to assignment by Reliant, without Employee’s consent, (a) to any affiliate of Reliant or (b) to any third party in connection with (i) the sale of all or substantially all of the assets of Reliant or (ii) a merger, consolidation, change of control or similar transaction involving Reliant.  This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

Initials:	Initials:

16.                                                       Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement; provided, however, that both parties acknowledge and agree that the general release in Section 6, and the covenants in Sections 7 and 24 hereof are essential terms of this Agreement.  If any of Section 6 or Sections 7 and 24 is held to be unenforceable by an arbitrator pursuant to Section 22 or a court of competent jurisdiction, the remaining provisions of this Agreement shall be enforceable at Reliant’s sole discretion.

17.                                                       Governing Law

This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New Jersey without reference to its internal conflict of law principles.

18.                                                       Expenses

Each of Reliant and Employee shall bear its/his own costs and expenses in connection with the negotiation and documentation of this Agreement.

19.                                                       Counterparts

This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

20.                                                       Jurisdiction and Venue

The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 22 of this Agreement may be instituted and litigated in federal, state or local courts sitting in Newark, New Jersey and each of such parties hereby consents to the jurisdiction and venue of such court, waives any objected based on forum non conveniens and any right to a jury trial as set forth in Section 21 of this Agreement.

21.                                                       Waiver of Jury Trial

EMPLOYEE HEREBY WAIVES, RELEASES AND RELINQUISHES AND ALL RIGHTS HE MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATIONS, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY TERM HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED BY THIS AGREEMENT.

Initials:	Initials:

22.                                                       Arbitration

Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Newark, New Jersey, administered by the American Arbitration Association (the “AAA”), in accordance with the New Jersey Alternative Procedure for Dispute Resolution Act, AAA’s National Rules for the Resolution of Employment Disputes (the “Rules”) and the Federal Rules of Civil Procedure relating to the production of evidence. The parties agree that the arbitrator may impose sanctions in his or her discretion to enforce compliance with discovery and other obligations.  Such arbitration shall be presided over by a single arbitrator.  If Employee, on the one hand, and Reliant, on the other hand, do not agree on the arbitrator within fifteen (15) days after a party requests arbitration, the arbitrator shall be selected by Reliant and employee from a list of five (5) potential arbitrators provided by AAA.  Such list shall be provided within ten (10) days of the request of any party for arbitration.  The party requesting arbitration shall delete one name from the list.  The other party shall delete one name from the list.  This process shall then be repeated in the same order, and the last remaining person on the list shall be the arbitrator.  This selection process shall take place within the two (2) business days following both parties’ receipt of the list of five (5) potential arbitrators.  Hearings in the arbitration proceedings shall commence within thirty (30) days of the selection of the arbitrator or as soon thereafter as the arbitrator is available.  The arbitrator shall deliver his or her opinion within twenty (20) days after the completion of the arbitration hearings.  The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties.  The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.  Unless otherwise ordered by the arbitrator pursuant to this Agreement or as otherwise set forth in the Rules, the arbitrator’s fees and expenses shall be shared equally by the parties.

23.                                                       No Reliance Upon Other Statements

This Agreement is entered into without reliance upon any statement or representation of any party hereto or parties hereby released other than the statements and representations contained in writing in this Agreement.

24.                                                       Survival of Certain Covenants

The parties recognize that the section of Employee’s Offer Letter, dated January 15, 2005 (the “Offer Letter”), entitled “No-Solicitation” is intended to survive Employee’s termination. To the extent that any conflicts may arise between this Agreement and the surviving sections of the Offer Letter, this Agreement shall be deemed controlling.  In addition, Employee reaffirms the terms of the Confidentiality and Assignment Agreement effective as of February 1, 2005 between Employee and the Company (the “Confidentiality Agreement”), and agrees that the such agreement and the terms thereof survive the termination of Employee’s employment with the Company.  The parties acknowledge and agree that Sections Two (Non-Solicitation) and

Initials:	Initials:

Three (Non-Compete) of the Confidentiality Agreement were intentionally deleted by the parties and are intended not to be a part of the Confidentiality Agreement.

25.                                                       Entire Understanding

The parties acknowledge that this Agreement contains the entire understanding of the parties and that it may not be modified without the express written consent of the parties hereto.

26.                                                       No Waiver

Any failure by any party to enforce any of their rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.

27.                                                       Full and Knowing Waiver

By signing this Agreement, Employee certifies that:

a.                                       Employee carefully read and fully understands the provisions of this Agreement;

b.                                      Employee was advised by Reliant in writing, via this Agreement, to consult with an attorney before signing this Agreement;

c.                                       Reliant allows Employee twenty-one (21) days from its initial presentation to Employee to consider this Agreement before signing it; and,

d.                                      Employee agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

28.                                                       Revocation of Agreement

Employee may revoke this Agreement within seven (7) calendar days after signing it.  To be effective, such revocation must be received in writing by Bradley T. Sheares, Ph.D. personally at Reliant Pharmaceutical, Inc., 110 Allen Road Liberty Corner, New Jersey 07938.  Revocation can be made by hand delivery, telegram, facsimile, or postmarking before the expiration of this seven (7) days period.  None of the obligations of Reliant under this Agreement shall be effective in the event that Employee revokes this Agreement pursuant to this Section 28.

Initials:	Initials:

29.                                                       Section 409A

Employee acknowledges that the extension of the exercise period of the Vested Options under Section 5(c) may result in the Vested Options being considered nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Employee releases the Company from any and all claims relating to the extension of the exercise period of the Vested Options and the tax treatment of the Vested Options under Section 409A.  Employee acknowledges and agrees that he will cooperate with the Company regarding any tax withholding or reporting obligations that the Company may have regarding the Vested Options under Section 409A or otherwise.

[Signature Page Follows]

Initials:	Initials:

IN WITNESS WHEREOF the undersigned hereunto set their hands to this Agreement on the dates written below.

RELIANT PHARMACEUTICALS, INC.

By:
Name:
Title:

Date: March , 2007

Joseph S. Zakrzewski

Date: March 12, 2007

Initials:	Initials:

EXHIBIT A

                     , 2007

Reliant Pharmaceuticals, Inc.

110 Allen Road

Liberty Corner, NJ

Attention: Bradley T. Sheares, Ph.D., Chief Executive Officer

Re:  Separation Agreement

Dear Dr. Sheares:

Reference is made to the Separation Agreement (the “Separation Agreement”) between Reliant Pharmaceuticals, Inc. (“Reliant”) and the undersigned (“Employee”), which agreement was executed by Reliant on March      , 2007 and by Employee on March 12, 2007.  Capitalized terms used but not otherwise defined in this letter have the meanings ascribed to them in the Separation Agreement.

This letter is being delivered pursuant to Section 4(e) of the Separation Agreement.

Employee hereby (a) reaffirms the provisions of the Separation Agreement, (b) acknowledges that he has received payment for all salary, accrued but unused vacation and reimbursement for all reimbursable business expenses accrued through the Termination Date, and except for the payments under the Separation Agreement, or benefits in which he is vested under Reliant’s employee benefit plans, he has received all amounts to which he is otherwise entitled through the Termination Date, (c) agrees that the provisions of Section 6 of the Separation Agreement shall also cover the period from the date the Separation Agreement was executed by Employee through and including the Termination Date, (d) agrees that the provisions of Section 7 shall apply to any claims or other matters released pursuant to the preceding clause (c), and (e) agrees that the provisions of Sections 17, 20, 21, and 22 of the Separation Agreement apply to this letter.

Sincerely,

Joseph S. Zakrzewski

Initials:	Initials: